Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

Cubic Energy, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-162390, 333-120388, 333-136374, 333-140013, 333-132341) of our report dated September 28, 2010, relating to the balance sheet of Cubic Energy, Inc. as of June 30, 2010 and 2009, and the related statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended June 30, 2010, which report appears in this annual report on Form 10-K for the year ended June 30, 2010.

/s/ PHILIP VOGEL & CO., PC

Dallas, Texas
October 12, 2010